For the year ended September 30, 2002
File number ? 811-7343



SUB-ITEM 77J

Reclassification of Capital Accounts


Distributions to shareholders, which are determined in accordance with federal income tax regulations, which may differ from generally accepted accounting principles, are recorded on the ex-dividend date. In order to present undistributed net investment income and accumulated net realized gains (losses) on the Statement of Assets and Liabilities that more closely represent their tax character, certain adjustments have been made to paid-in capital in excess of par, undistributed net investment income and accumulated net realized gain
(loss) on investments. For the year ended September 30, 2002, the adjustments were as follows:

                                  Undistributed
                                   Net        Accumulated     Paid-in
                      	      Investment      Net Realized   Capital in
                                Income        Gain/Loss    Excess of Par

 Jennison Growth (a)(b)..........   $16,204,120        $182,276   $(16,386,396)
 Jennison Equity Opportunity(b)(c)..  1,104,340         298,031      1,402,371)
 Active Balanced (d)(e)..........        12,480         (11,282)        (1,198)
(a) Reclass of net foreign currency gains/losses.
(b) Reclass of net operating loss.
(c) Reclass of distribution.
(d) Reclass of paydown losses.
(e) Reclass of excise tax.